Exhibit 99.1

909 West Vista Way Vista, California, 92083 760.732.5826 phone 800.516.1349 fax www.ecob.net

ECO BUILDING PRODUCTS ENTERS INTO LETTER OF INTENT FOR
$1.5M JOINT VENTURE WITH STEELHEAD STRUCTURES

Vista, CA – July 8th, 2014 – Eco Building Products, Inc., (PINK: ECOB) the manufacturer of Eco Red Shield™ treated wood products that protect against fire and mold, today announced it has entered into a letter of intent to establish a joint venture with Steelhead Structures, based in Calgary Alberta. Under the terms of the Letter of Intent (LOI), the Company and Steelhead will create a joint venture named Eco Red Shield Canada, Ltd (ERSC), which will be established as part of the Company’s emerging affiliate program.  Definitive agreements are expected to be executed within 30 days. Total revenues to the Company are expected to be $1.5M in the first full year of operations. Steelhead has paid a non-refundable deposit of $10,000 to the Company pursuant to the terms of the LOI.

ERSC intends to establish 3 coating facilities across Canada, including the provinces of Alberta, Ontario, and British Columbia, respectively.  ERSC consists of four partners all with extensive construction industry experience and is expected to make an impact in the Canadian market.

“We are very excited to join the ECOB team and we all feel that this will be a very successful venture”, said Richard Nutting, Eco Red Shield Canada’s President.  “We will help to fill the requirements brought on by the success of ECOB in the United States while growing the Canadian market. We have the same problems with mold on lumber and with fire in buildings under construction, and we agree it’s time to stop pushing these problems under the rug.”

ECOB’s CEO, Steve Conboy says, “Growing our Affiliate Network has always been a big part of our business strategy. We have interviewed many potential partners in Canada, and it was important for us to be patient because we had to find the right group that shares the same vision as we do. This is a very exciting prospective partnership for us since this group has the same roots as ECOB in the framing business. Framers recognize the variety of problems associated with softwood. An ECOB Affiliate in close proximity to the Canadian Spruce will give us the ability to infiltrate Modular Factories looking to employ ECOB’s mold and fire protection. The key of this transaction is that the import will be for a finished goods, ready to be sold directly to end-customers.”

About Eco Building Products, Inc.

Eco Building Products, Inc. is a manufacturer of treated wood products that are protected against fire, mold/mycotoxins, fungus, rot-decay, wood ingesting insects and termites by our proprietary eco-friendly chemistry utilizing ECOB WoodSurfaceFilmTM and FRC™ technology (Fire Retardant Coating). Eco Building products, “Eco Red Shield” utilizing patent pending technology is the ultimate in wood protection, preservation, and fire safety to building components constructed of wood; from joists, beams and paneling, to floors and ceilings.

Safe Harbor Statement: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. ECOB takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties.

Company Contact
Eco Building Products, Inc.
Phone: 1 888 Red Shld (888.733.7453)
Email: info@ecob.net
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